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                                                                  Exhibit 10.123
                  FISCAL YEAR 2002 SENIOR EXECUTIVE BONUS PLAN

(1).     Participants

         Glenn Cooper (President), Mark Butler (Executive Vice President), Michael Rogers (Executive Vice President), and Bobby Sandage (Executive Vice President).

(2).     Maximum Available

         Base Bonus Pool: Up to 60% of Glenn Cooper's base salary; up to 50% of the base salaries of the Executive Vice Presidents (Messrs. Butler, Rogers, and Sandage)

         (Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).     Bonus Pool

         The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: (a) Business Development; (b) R&D Clinical Development; (c) Acquisition/In-licensing; (d) Common Stock Performance; and (e) Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

         The allocation of the pool will be made by the President to the other participants based on participant's performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

         The allocation of the President's pool will be made at the discretion of the Board of Directors.

(4).     Computation of Performance Areas

                        Goal                                 Percentage of Total
                        ----                                 -------------------

   a.    Business Development                                                20%

         -Out-license one product to a development/marketing partner on terms approved by the Board of Directors

   b.    R&D/Clinical Development (#1)                                       10%

         -Last patient complete by the end of the fiscal year in Phase 3 clinical trial for Trospium

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                        Goal                                 Percentage of Total
                        ----                                 -------------------

   c.    R&D/Clinical Development   (#2)                                     10%
         -Conduct Phase I trial for newly-acquired compound


   d.    R&D/Clinical Development   (#3)                                     10%
         -Begin initial efficacy trial for PRO 2000


   e.    Acquisition/In-license                                              20%
         -Acquire or in-license a significant new asset (significance to be determined by the Compensation Committee)

   f.    Common Stock Performance                                            15%
         -All or a portion of this goal will be earned based on the higher of the formulas derived from either the (a) relative stock performance of Interneuron's Common Stock during the fiscal year or (b) the actual percentage increase in Interneuron's Common Stock during the fiscal year. Since achievement of a large increase in Interneuron's Common Stock either over an Index or over its price at the beginning of the fiscal year is beneficial to the Company's shareholders, the calculation is made based on the higher one.

                                    IPIC % pts. Increase over initial IPIC price
         % of Performance Area               IPIC%  pts. above Index
         ---------------------               -----------------------
                  25%                                  10%
                  50%                                  20%
                  75%                                  30%
                  100%                                 40%

         The Index is calculated based on the publicly available AMEX Biotechnology Index (or close equivalent if unavailable).

         In order to capture the return to shareholders during the fiscal year, the calculation of the percentage points increase above Index and the percentage points increase over IPIC stock during the year will be made from the average of two calculations: (1) from 10/1/01 to 3/31/02 (six months) and (2) from 10/1/01 to 9/30/02 (12 months). Due to the potential for short term news driven fluctuations in stock price, the average of the closing common stock price for the five trading days up to and including 9/30/01, 3/31/02 and 9/30/02 will be used instead of the closing common stock price on that day.

   g.    Corporate Finance                                                   15%
         -Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months - 50% of goal.
         -Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months - 100% of goal.


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(5).     Additional Goal

         This additional goal would be over and above any bonuses earned pursuant to Sections 2-4. Complete the acquisition, on terms approved by the Board of Directors, of strategic, new assets (excluding 4(e) above) that significantly enhances long-term shareholder value. Achievement of this goal will result in a bonus of 20-60% of base salary, at the discretion of the Compensation Committee.

(6).     Calculation and Payment

         A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2002. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2002, whichever is earlier.

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